Exhibit 99.1

U.S. Precious Metals Announce Significant Gold Mineralization

WANTAGE, N.J., Feb 14, 2006 (BUSINESS WIRE) -- U.S. Precious Metals Inc. (OTCBB: USPR) is pleased to announce significant gold mineralization on its wholly-owned 3803 hectare La Sabila project in the state of Michoacan, Mexico.

Previous exploration at La Sabila by M.I.M. Holdings (now Xstrata) in 1997-98 identified large coincident gold-in-soil and induced-polarization anomalies, which broadly define a mineralized area measuring 3 kilometers north-south by 500 meters east-west. M.I.M. identified several NE/SW trending mineralized structures within this area, and tested them with 21 reverse circulation drill holes. The drilling delineated gold-copper-silver mineralization, the results of which are summarized below.

Based on M.I.M.'s estimates, the largest zone delineated to date, the Main Zone, contains 3 million tonnes of mineralized material grading 3.0 g/t gold, 20 g/t silver, and 0.5% copper to a depth of 150 meters. Two other significant areas of mineralization identified by M.I.M. include the North Zone, which occurs 300 meters north of and subparallel to the Main Zone, and Cuendao, which lies 2 kilometers to the south. Peter Toscano, Chairman of the Board of USPR, stated, "Our objectives are to further define the Main Zone, and to systematically evaluate the rest of the property for similar zones.

USPR also plans to test the possibility of porphyry-style mineralization at depth."

In Sonora, USPM has acquired an option on the 300 hectare Tajitos project. Of 23 rock chip samples collected in the initial site visit, 9 graded between 341 ppb and 6,660 ppb gold. Anomalous gold values (greater than 50 ppb) were encountered in 18 of the samples collected.

USPM continues to selectively pursue mineral properties throughout Mexico. The company recently began trading on the OTCBB under the symbol USPR.

Safe Harbor Act Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.

SOURCE: U.S. Precious Metals, Inc.

CONTACT:          U.S. Precious Metals, Inc.

Investor Relations:

Jack Wagenti, 973-875-7647

www.uspmgold.com